                                                                    EXHIBIT 10.1


                          FORM OF MANAGEMENT AGREEMENT

     THIS AGREEMENT, dated as of April ___, 1998 by and between WILSHIRE REAL ESTATE INVESTMENT TRUST INC., a Maryland corporation ("WREIT" and, together with its subsidiaries and partnerships, and as the General Partner of Wilshire Real Estate Partnership, L.P., a Delaware limited partnership (the "Company"), and WILSHIRE REALTY SERVICES CORPORATION, a Delaware corporation (the "Manager");

                                  WITNESSETH:
                                  ___________

     WHEREAS, the Company intends to invest, through a subsidiary partnership, in U.S. Commercial Investments, Mortgage-Backed Securities, International Investments and Other Real Estate Related Assets ("Investments") and expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Company desires to retain the Manager to acquire, sell and otherwise manage the Investments of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1.  Definitions.
                 -----------

     Except as the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned them in the WREIT preliminary prospectus dated March 13, 1998. In addition, the following terms have the meanings assigned them:

     (a) "Agreement" means this Management Agreement, as amended from time to time.

     (b) "Closing Date" means the date of closing of the Company's initial public offering of common stock.

     (c) "Governing Instruments" means, in the case of a corporation, the articles of incorporation and bylaws, in the case of a partnership, the certificate of partnership or similar document and partnership agreement and, in the case of a limited liability company, the certificate of formation and operating agreement.

     (d) "International Investments" means international performing, sub-performing and non-performing mortgage loans and real properties.

     (e) "Mortgage-Backed Securities" means interests in mortgage-backed securities.
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     (f)  "Subsidiary" means any subsidiary of the Company and any partnership or limited liability company, a general partner or managing member which is the Company or a subsidiary of the Company.

     (g) "U.S. Commercial Investments" means non-performing, sub-performing and performing commercial and multi-family mortgage loans and commercial and multi-family real properties in the United States.

     SECTION 2.  Duties of the Manager.
                 ---------------------

     (a) The Manager at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as the Company may delegate to it. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as the Manager deems to be appropriate, including:

          (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors. A copy of the initial policy guidelines is attached hereto as Exhibit A (such guidelines as are in effect from time to time, the "Guidelines");

          (ii) representing the Company in connection with the purchase and commitment to purchase assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets;

          (iii) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

          (iv) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

          (v) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

          (vi) except for servicing operations to be conducted by Wilshire Credit Corporation ("WCC") and certain European affiliates of the Manager (the "European Servicers") pursuant to certain servicing agreements dated the date hereof with the Company (the "Servicing Agreements"), administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues (other than servicing) and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

          (vii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

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          (viii) to the extent not otherwise subject to the Servicing Agreements executed by the Company, designating a servicer for mortgage loans sold to the Company by originators that have elected not to service such loans and arranging for the monitoring and administering of such servicers;

          (ix) advising the Company in connection with policy decisions to be made by the Board of Directors and in connection with the Company's borrowings and leverage;

          (x) engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT and with the Guidelines;

          (xi) upon request by, or in accordance with the directions of, the Board of Directors, investing or reinvesting any money of the Company; and

          (xii) advising the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder.

     (b)  Real Estate Asset Portfolio Management. The Manager will perform
          --------------------------------------
portfolio management services on behalf of the Company and the Operating Partnership with respect to the Company's Investments. Such services will include, but not be limited to, consulting with the Company on purchase and sale opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to real estate portfolio management. The Manager may enter into subcontracts with other parties, including its Affiliates, to provide any such services to the Company.

     (c)  Monitoring Special Servicing. To the extent not otherwise subject to
          ----------------------------
the Servicing Agreements executed by the Company, the Manager will perform monitoring services on behalf of the Company with respect to the Company's Special Servicing rights. Such monitoring services will include, but not be limited to, the following activities: negotiating Special Servicing agreements; serving as the Company's consultant with respect to the Special Servicing of mortgage loans; collection of information and submission of reports pertaining to the mortgage loans and to moneys remitted to the Manager or the Company by the Servicers; acting as a liaison between the servicers of the mortgage loans and the Company and working with servicers to the extent necessary to improve their servicing performance; with respect to mortgage loans for which the Company is Special Servicer, periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the related servicing agreement. The parties acknowledge that the Company intends to grant any Special Servicing rights obtained by it (other than the right to foreclose) to the servicers under the Servicing Agreements.

     (d) Monitoring of Primary Servicing. The Manager will monitor and
         -------------------------------
administer the servicing of the Company's assets. Such monitoring and administrative services will include, but not be limited to, the following activities: serving as the Company's consultant with respect to the servicing of loans; collection of information pertaining to the mortgage loans and to moneys remitted to the Manager or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the servicing agreement;

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and acting as a liaison between servicers and the Company; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to mortgage loans; review of servicers' delinquency, foreclosures and other reports on mortgage loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase mortgage loans with respect thereto.

     (e)  Commercially Reasonable Efforts. The Manager agrees to use
          --------------------------------
commercially reasonable efforts at all times in performing services for the Company hereunder.

     SECTION 3.  Additional Activities of Manager.  Nothing herein shall prevent
                 --------------------------------
the Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate investment (including investments which constitute Primary Investments for the Company); provided, however, that the Manager and its subsidiaries will grant a right of first refusal with respect to the Company's Primary Investments on the terms and conditions set forth below.

     Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

     SECTION 4.  Right of First Refusal.  So long as this Agreement remains in
                 ----------------------
full force and effect, the Manager and its subsidiaries do hereby grant a right of first refusal ("Right of First Refusal") to the Company with respect to real estate investments which constitute Primary Investments for the Company; provided, however, that neither the Manager nor any Affiliate of the Manager is required to provide such Right of First Refusal with respect to Primary Investments that consist of mortgage-backed securities where the mortgage loans collateralizing such mortgage-backed securities were previously owned by the
Manager or an Affiliate of the Manager until they were so securitized.   In
addition, the foregoing Right of First Refusal does not apply to the acquisition of real property by the Manager or an Affiliate in connection with foreclosure (or deed in lieu of foreclosure) on property securing a mortgage loan owned by the Manager or an Affiliate of the Manager. With respect to acquisitions of pools of assets consisting of both Primary Investments and Other Real Estate Related Assets, the Right of First Refusal will only apply to the Primary Investments contained in such pool and it is expressly agreed that the Manager or one of its Affiliates may acquire the non-Primary Assets contained in such pool. Further, from time to time, mortgage lenders or others offer for sale large pools of mortgage loans and real properties pursuant to a competitive bidding process. In such a case, the Manager or its Affiliates may choose an unaffiliated entity with which to submit a joint bid for the pool, as long as the Manager or its Affiliates takes title only to assets as to which it has not given the Company the Right to First Refusal. The parties acknowledge and agree that the Manager and its Affiliates have no obligation to reveal to the Company or its Subsidiaries any business opportunities involving non-Primary Investments and Other Real Estate Related Assets.

     The Manager agrees that it will not invest in any Primary Assets for its own account or that of one of its Affiliates unless a majority of the Independent Directors of the Company have decided that the Company should not invest in such asset. The Company agrees that it and such Independent Directors shall use their commercially reasonable efforts to make any such decision in sufficient time to allow the Manager or one of its affiliates to bid on and acquire such asset if the Company determines not to invest in such asset.

     The parties agree that because the market in which the Company expects to purchase assets is characterized by rapid evolution of products and services, and, thus, there may in the future be relationships between the Company, the Manager, and its Affiliates in addition to those described herein, the Company may change its policies in connection with any of the foregoing (including the definition of Primary Investments) with the approval of the majority of the Independent Directors.

     Except for the acquisition of the Initial Investments (which have already been approved by the Independent Director, the Manager agrees that any Primary Investments or Other Real Estate Related Assets to be acquired by the Company (or one of its Subsidiaries) from the Manager (or one of its Affiliates) shall require the approval of a majority of the Independent Directors of the Company.

     SECTION 5.  Commitments.  In order to meet the investment requirements of
                 -----------
the Company, as determined by the Board of Directors from time to time, the Manager agrees at the direction of the Board of Directors to issue on behalf of the Company commitments on such terms as are established by the Board of Directors, including a majority of the Independent Directors, for the purchase of Investments.

     SECTION 6.  Bank Accounts.  At the direction of the Board of Directors, the
                 -------------
Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

     SECTION 7.  Records; Confidentiality.  The Manager shall maintain
                 ------------------------
appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors.

     SECTION 8.  Obligations of Manager.
                 ----------------------

     (a) The Manager shall require each seller or transferor of Investments to the Company to make such representations and warranties regarding such Investments as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's Investments and other assets.

     (b) The Manager shall refrain from any action that would adversely affect the status of the Company as a real estate investment trust or exempt from regulations under the Investment Company Act or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company's or Subsidiary's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company's or a Subsidiary's stockholders or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

     (c) Absent written direction from the Board of Directors, the Manager shall use reasonable efforts to comply with the Guidelines, as they may be revised from time to time.

     SECTION 9.  Compensation.
                 ------------

     (a) For each calendar quarter (or portion thereof) commencing with the calendar quarter ending June 30, 1998, the Company shall pay to the Manager, for services rendered under this Agreement, a base management fee calculated as a percentage of the Average Invested Assets of the Company for such calendar quarter (pro rated based on the number of days elapsed during any partial calendar quarter) and equal to 1% per annum of the first $1.0 billion of Average Invested Assets, 0.75% of the next $500.0 million of Average Invested Assets, and 0.50% per annum of the Average Invested Assets above $1.5 billion. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period. The Manager will not receive any management fee for the period prior to the sale of the shares of Common Stock offered pursuant to the Company's initial public offering. The base management fee is intended to compensate the Manager for its costs in providing management services to the Company.

     (b) The Company shall pay to the Manager incentive compensation for each calendar quarter, commencing in the calendar quarter ending June 30, 1998, in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations (before the incentive fee) of the Company per share of Common Stock (based on the weighted average number of shares outstanding) (b) plus gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial public offering and the prices per share at any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus five percent per annum multiplied by (B) the weighted average number of shares of Common Stock outstanding during such period. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), on the date hereof means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. As used in calculating the Manager's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

     (c) The Manager shall compute the compensation payable under Sections 8(a) and 8(b) of this Agreement within 45 days after the end of each quarter. A copy of the computations made by the Manager to calculate its compensation shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of the compensation earned under Sections 8(a) and 8(b) of this Agreement shown therein shall be due and payable within 60 days after the end of such fiscal quarter.

     (d) The Manager may charge the Company for any out-of-pocket expenses that the Manager incurs in connection with any due diligence on assets considered for purchase by the Company. Moreover, the Manager shall document the time spent by the Manager's employees in performing such due diligence and shall be entitled to reimbursement for the allocable portion of such employees' salaries and benefits, which shall be reimbursed quarterly.

     SECTION 10.  [RESERVED]

     SECTION 11.  [RESERVED]

     SECTION 12.  Limits of Manager Responsibility.  The Manager assumes no
                  --------------------------------
responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any Subsidiary, the directors or the Company's or any Subsidiary's stockholders or partners for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or any Subsidiary shall reimburse, indemnify and hold harmless the Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, affiliates, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     SECTION 13.  No Joint Venture.  The Company and the Manager are not
                  ----------------
partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

     SECTION 14.  Term; Termination.  This Agreement shall commence on the
                  -----------------
Closing Date and shall continue in force until the second anniversary of the Closing Date, and thereafter, will automatically renew for successive one-year periods unless either party delivers a notice of termination at least 120 days prior to the end of the then current term.

     Notwithstanding any other provision to the contrary, this Agreement after the second anniversary of the Closing Date, or any extension hereof may be terminated by the Company, or the Company may decline to extend the term of this Agreement as provided above, upon 60 days' written notice, without cause by majority vote of the Independent Directors or by vote of the holders of a majority of the outstanding shares of the Company's common stock; provided that a termination fee, equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding such termination, will be due (and will be in addition to the base management fee and incentive management fee paid or payable during such period).

     If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 16 of this Agreement. If this Agreement is terminated pursuant to this Section 13, the unvested Options granted to the Manager and directors and executive officers of the Manager pursuant to Section 8(c) shall continue to vest in the manner described in
Section 8(c) and in the Company's Stock Option Plan.

     SECTION 15.  Assignments.
                  -----------

     (a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as manager. The Management Agreement shall be void upon (i) the sale of all or substantially all of the assets of the Manager, or (ii) the recapitalization, restructuring, merger, consolidation, combination or sale of the stock of the Manager as a result of which WFSG or a direct or indirect subsidiary of WFSG is not the holder of securities representing the majority of the outstanding capital stock entitled to vote in an election of the director of the Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another real estate investment trust or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

     (b) Notwithstanding any provision of this Agreement, the Manager may subcontract any or all of its responsibilities under Section 2 of this Agreement to any of its Affiliates, which Affiliate shall be approved by the Company's Board of Directors if such Affiliate is not a direct or indirect subsidiary of WFSG, and the Company hereby consents to any such assignment and subcontracting provided, however, that no such arrangement between the Manager and any Affiliate of the Manager shall relieve the Manager of its duties or obligations hereunder.

     SECTION 16.  Termination by the Company for Cause.  At the option of the
                  ------------------------------------
Company, this Agreement, or any extension hereof, shall be and become terminated for cause immediately upon 60 days' written notice of termination from a majority of the Independent Directors to the Manager, without payment of any termination fee, if any of the following events shall occur:

          (a) if the Manager shall breach any provision of this Agreement in any material respect and, after notice of such material breach, shall not cure such violation within 30 days of such notice; or

          (b) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

          (c) If any of the events specified in Section 15(b) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

     SECTION 17.  Action Upon Termination.  From and after the effective date of
                  -----------------------
termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13, the applicable termination fee. Upon such termination, the Manager shall forthwith:

     (a) pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

     (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

     (c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

     (d) if the Company terminates this Management Agreement, the Manager may require the Company, at the Company's expense, to register for public resale shares of Common Stock acquired by the Manager or its affiliates within two (2) years of the termination of the Management Agreement.

     SECTION 18.  Release of Money or Other Property Upon Written Request.  The
                  -------------------------------------------------------
Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any Subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the directors, or the Company's or a Subsidiary's stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with this Section. The Company and any Subsidiary shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 19 of this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under
Section 11 of this Agreement.

     SECTION 19.  Representations and Warranties.
                  ------------------------------

     (a) The Company and the Operating Partnership hereby represents and warrants to the Manager as follows:

         (i) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

        (ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     (b) The Manager hereby represents and warrants to the Company and the Operating Partnership as follows:

         (i) The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

         (ii) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, partners and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

         (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 20.  Notices.  Unless expressly provided otherwise herein, all
                  -------
notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

     (a)  If to the REIT:

               Wilshire Real Estate Investment Trust Inc.
               1776 SW Madison St.
               Portland, Oregon  97205
               Attention: President

     with a copy given in the manner prescribed above, to:

               James M. Waddington, Esq.
               Proskauer Rose LLP
               1585 Broadway
               New York, New York  10036

     (b)  If to the Manager:

               Wilshire Realty Services Corporation
               1776 SW Madison St.
               Portland, Oregon  97205
               Attention: President

     with a copy given in the manner prescribed above, to:

               James M. Waddington, Esq.
               Proskauer Rose LLP
               1585 Broadway
               New York, New York  10036

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice.

     SECTION 21.  Binding Nature of Agreement; Successors and Assigns.  This
                  ---------------------------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

     SECTION 22.  Entire Agreement.  This Agreement contains the entire
                  ----------------
agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     SECTION 23.  Controlling Law.  This Agreement and all questions relating to
                  ---------------
its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without reference to its choice of law principles.

     SECTION 24.  Schedules and Exhibits.  All Schedules and Exhibits referred
                  ----------------------
to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 25.  Indulgences, Not Waivers.  Neither the failure nor any delay
                  ------------------------
on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     SECTION 26.  Costs and Expenses.  Each party hereto shall bear its own
                  ------------------
costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

     SECTION 27.  Titles Not to Affect Interpretation.  The titles of paragraphs
                  -----------------------------------
and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     SECTION 28.  Execution in Counterparts.  This Agreement may be executed in
                  -------------------------
any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 29.  Provisions Separable.  The provisions of this Agreement are
                  --------------------
independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     SECTION 30.  Gender.  Words used herein regardless of the number and gender
                  ------
specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     SECTION 31.  Computation of Interest.  Interest will be computed on the
                  -----------------------
basis of a 360-day year consisting of twelve months of thirty days each.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                    WILSHIRE REAL ESTATE INVESTMENT TRUST INC., a Maryland corporation and the General Partner of Wilshire Real Estate Partnership L.P.

                    By: __________________________________________
                    Its: _________________________________________


                    WILSHIRE REALTY SERVICES CORPORATION, a
                    Delaware corporation


                    By: __________________________________________
                    Its: _________________________________________

                                                                       Exhibit A

                    WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

                              Form of Guidelines
                              ------------------

          The following guidelines set forth certain parameters for the operations of Wilshire Real Estate Investment Trust Inc. (the "Company"):

     1.  Geographical:  Without in any way limiting the ability of the Company
         ------------
and its advisors to invest in specific assets and once the Company is fully invested, the Company and its advisors will seek, in making investments in real estate assets or real estate related assets, to avoid the concentration of assets in geographic regions. For purposes hereof, unless the Company or its advisors (after reviewing the potential risks to the Company and return on an investment) determine otherwise, "concentration of assets" means more than 50% of the Company's assets being invested in any one geographic region (e.g. a state in the United States or the South-Eastern region of the United Kingdom).

     2.  Portfolio Composition:  Without in any way limiting the ability of the
         ---------------------
Company and its advisors to invest in specific assets and once the Company is fully invested, the Company and its advisors will seek, in making investments in real estate assets or real estate related assets, to maintain a portfolio composition which will generally further the aims of the Company, such as maintaining its status as a real estate investment trust and generating current income and long term gains.

     3.  Legal and Tax Matters:  In making investments in real estate assets or
         ---------------------
real estate related assets, the Company and its advisors will at all times use their respective best efforts to invest in a manner that will enable the Company to satisfy the requirements for being classified as a real estate investment trust for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code (the "Code"), and to ensure that neither the Operating Partnership nor any portion thereof will be classified as a "publicly traded partnership" for purposes of section 7704 of the Code or otherwise as an association taxable as a corporation.

     4.  Transactions with Affiliates:  In purchasing investments in real estate
         ----------------------------
assets or real estate related assets from Affiliates, the Company and its advisors will comply (to the extent provided therein) with the provisions of the Management Agreement between Wilshire Realty Services Corporation and the Company requiring approval of the Independent Directors.

     Dated:  April ___, 1998